Exhibit 4.1

Execution Copy

SCISPARC LTD.

AND

VSTOCK TRANSFER, LLC

Rights Agreement

Dated as of November 28, 2023

TABLE OF CONTENTS

1.	Definitions.	1
2.	Appointment of Rights Agent.	4
3.	Issue of Right Certificates.	4
4.	Form of Right Certificates.	6
5.	Countersignature and Registration.	6
6.	Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates.	7
7.	Exercise of Rights; Purchase Price; Expiration Date of Rights.	7
8.	Cancellation and Destruction of Right Certificates.	8
9.	Availability of Ordinary Shares.	8
10.	Ordinary Shares Record Date.	9
11.	Adjustment of Purchase Price, Number of Shares or Number of Rights.	9
12.	Certificate of Adjusted Purchase Price or Number of Shares.	11
13.	Consolidation, Merger or Sale or Transfer of Assets or Earning Power.	12
14.	Fractional Rights and Fractional Shares.	12
15.	Rights of Action.	13
16.	Agreement of Right Holders.	13
17.	Right Certificate Holder Not Deemed a Shareholder.	13
18.	Concerning the Rights Agent.	14
19.	Merger or Consolidation or Change of Name of Rights Agent.	14
20.	Duties of Rights Agent.	14
21.	Change of Rights Agent.	16
22.	Issuance of New Right Certificates.	16
23.	Redemption.	16
24.	Exchange.	17
25.	Compliance with the Israeli Companies Law.	17
26.	Notice of Certain Events.	17
27.	Notices.	18
28.	Supplements and Amendments.	18
29.	Successors.	18
30.	Determinations and Actions by the Board of Directors, etc.	19
31.	Benefits of this Agreement.	19
32.	Severability.	19
33.	Governing Law.	19
34.	Counterparts.	19
35.	Descriptive Headings; Interpretation.	19
36.	Force Majeure.	19
Exhibit A		A-1
Exhibit B		B-1

i

Rights Agreement (“Agreement”), dated as of November 28, 2023, between SCISPARC LTD., an Israeli company (the “Company”), and VSTOCK TRANSFER, LLC, a California limited liability company, as rights agent (the “Rights Agent”).

The Board of Directors of the Company has authorized and directed the issuance of one special purchase right (a “Right”) for each Ordinary Share (as hereinafter defined) of the Company outstanding as of the Close of Business (as hereinafter defined) on December 8, 2023 (the “Record Date”), each Right representing the right to purchase one (1) Ordinary Share, at the price of $0.001 per share, upon the terms and subject to the conditions set forth herein, and the Board of Directors of the Company has further authorized and directed the issuance of one Right with respect to each Ordinary Share that shall become outstanding between the Record Date and the earliest of the Redemption Date and the Final Expiration Date (as such terms are hereinafter defined).

Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.	Definitions.

For purposes of this Agreement, the following terms have the meanings indicated:

(a) “Acquiring Person” shall mean:

i. any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the Ordinary Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit or share ownership plan of the Company or of any Subsidiary of the Company, or any entity holding Ordinary Shares for or pursuant to the terms of any such plan.

ii. Notwithstanding anything to the contrary in Section 1(a)i:

A. no Person shall become an “Acquiring Person” as the result of an acquisition of Ordinary Shares by the Company which, by reducing the number of Ordinary Shares of the Company outstanding, increases the proportionate number of Ordinary Shares of the Company beneficially owned by such Person to 10% or more of the Ordinary Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 10% or more of the Ordinary Shares of the Company then outstanding by reason of share purchases by the Company and shall, after the public disclosure of such share purchases by the Company, become the Beneficial Owner of any additional Ordinary Shares of the Company, then such Person shall be deemed to be an “Acquiring Person” for any purposes of this Agreement;

B. if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to Section 1(a)i, has become such inadvertently, and such Person divests, or undertakes to divest, as promptly as practicable a sufficient number of Ordinary Shares, so that such Person would no longer be an “Acquiring Person,” as defined pursuant to Section 1(a)i, then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement;

C. no Person who at the time of the first public announcement of the declaration of the Rights is the Beneficial Owner of 10% or more of the then-outstanding Ordinary Shares of the Company shall become an “Acquiring Person” for any purpose of this Agreement unless (i) such Person shall, after the time of the public announcement of the declaration of the Rights, increase the beneficial ownership of Ordinary Shares of the Company owned by such Person as a percentage of the then-outstanding Ordinary Shares of the Company (other than as a result of an acquisition of Ordinary Shares by the Company) by 0.5%or more, or (ii) following the time of the public announcement of the declaration of the Rights, such Person’s beneficial ownership of Ordinary Shares of the Company as a percentage of the then-outstanding Ordinary Shares of the Company is reduced to an amount that is less than 10% and thereafter such Person becomes an “Acquiring Person” as defined pursuant to Section 1(a)i;

D. if a bona fide swaps dealer who would otherwise be an “Acquiring Person,” as defined pursuant to Section 1(a)i, has become so as a result of its actions in the ordinary course of its business that the Board of Directors of the Company determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then, and unless and until the Board of Directors shall otherwise determine, such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement; any

E. no Person who purchases securities of the Company (including Ordinary Shares and securities convertible into or exchangeable for Ordinary Shares) either directly from the Company or from any underwriters engaged by the Company, in each case in a securities offering transaction approved by the Board of Directors of the Company as an offering intended to allow a Person or a group of Persons to beneficially own, upon the consummation of such offering, more than 10% of the Ordinary Shares of the Company then outstanding (such a securities offering, a “Permitted Offering”), shall become an “Acquiring Person” for any purpose of this Agreement unless such Person shall, after the consummation of such Permitted Offering, become the Beneficial Owner of additional Ordinary Shares of the Company in the amount equal to or greater than the sum of (I) the lowest Ordinary Shares beneficially owned by such Person as a percentage of the outstanding Ordinary Shares as of immediately after the consummation of the Permitted Offering and (II) 0.5%.

(b) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement.

(c) “Agreement” shall have the meaning set forth in the first paragraph hereof.

(d) “Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement.

(e) A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

i. which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, beneficially owns, within the meaning of Rule 13d-3 of the General Rules and Regulations promulgated under the Exchange Act;

ii. which such Person or any of such Person’s Affiliates or Associates has (A) the right or the obligation to acquire (whether such right is exercisable, or such obligation is required to be performed, immediately or only after the passage of time or upon the satisfaction of any condition, whether or not within the control of such Person, Affiliate or Associate) pursuant to any agreement, arrangement, tender offer (assuming upon launch, for this purpose, that such offer is successful) or understanding (whether or not in writing), but other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities, or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange or if the Board of Directors of the Company has approved such tender or exchange prior to the Issuance Date; or (B) the right to vote pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);

iii. which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing), but other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities, for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(e)(ii)(B) hereof) or disposing of any securities of the Company; or

iv. which are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates or Associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person or any of such Person’s Affiliates or Associates is a Receiving Party (as such terms are defined in the immediately following paragraph); provided, however, that the number of Ordinary Shares and Rights that a Person is deemed to Beneficially Own pursuant to this clause (iv) in connection with a particular Derivatives Contract shall not exceed, in each case, the number of Notional Ordinary Shares with respect to such Derivatives Contract; provided, further, that the number of securities beneficially owned by each Counterparty (including its Affiliates and Associates) under a Derivatives Contract shall for purposes of this clause (iv) be deemed to include all securities that are beneficially owned, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates or Associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates or Associates) is a Receiving Party, with this proviso being applied to successive Counterparties as appropriate.

A. “Derivatives Contract” is a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of Ordinary Shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Ordinary Shares”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, Ordinary Shares or other property, without regard to any short position under the same or any other Derivatives Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, (i) the phrase “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which are issuable by the Company and which such Person would be deemed to Beneficially Own hereunder and (ii) nothing in this Section 1(d) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition, and then only if such securities continue to be owned by such Person at such expiration of forty days.

(f) “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

(g) “Close of Business” on any given date shall mean 5:00 P.M., New York, New York time, on such date; provided, however, that, if such date is not a Business Day, it shall mean 5:00 P.M., New York, New York time, on the next succeeding Business Day.

(h) “Issuance Date” shall have the meaning set forth in Section 3(a) hereof.

(i) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j) “Exchange Ratio” shall have the meaning set forth in Section 24(a) hereof.

(k) “Final Expiration Date” shall have the meaning set forth in Section 7(a) hereof.

(l) “Israeli Companies Law” shall mean the Israeli Companies Law, 5759-1999.

(m) “Nasdaq” shall mean the Nasdaq Stock Market LLC.

(n) “Ordinary Shares” when used with reference to the Company shall mean the ordinary shares, no par value, of the Company. “Ordinary Shares” when used with reference to any Person other than the Company shall mean the share capital (or equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.

(o) “Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, association, trust, syndicate or other entity, and shall include any successor (by merger or otherwise) of such entity, as well as any joint venture or unincorporated group of individuals or entities that, by formal or informal agreement or arrangement (whether or not in writing), have embarked on a common purpose or act.

(p) “Purchase Price” shall have the meaning set forth in Section 4 hereof.

(q) “Record Date” shall have the meaning set forth in the second paragraph hereof.

(r) “Redemption Date” shall have the meaning set forth in Section 7(a) hereof.

(s) “Right” shall have the meaning set forth in the second paragraph hereof.

(t) “Right Certificate” shall have the meaning set forth in Section 3(a) hereof.

(u) “Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

(v) “Summary of Rights” shall have the meaning set forth in Section 3(b) hereof.

(w) “Trading Day” shall mean a day on which the principal national securities exchange on which the security is listed or admitted to trading is open for the transaction of business, or, if the security is not listed or admitted to trading on any national securities exchange but are quoted on Nasdaq, a day on which Nasdaq is in operation or if the security is neither listed nor admitted to trading on any national securities exchange, a Business Day.

(x) “Triggering Date” shall mean the first date of public announcement or public disclosure by the Company or an Acquiring Person that an Acquiring Person has become such.

2.	Appointment of Rights Agent.

The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent.

3.	Issue of Right Certificates.

(a) Until the Close of Business on the tenth day after the first Triggering Date (including any such Triggering Date which is after the date of this Agreement and prior to the issuance of the Rights) (such date, the “Issuance Date”), (i) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the balances indicated in the book-entry account system of the transfer agent for the Ordinary Shares registered in the names of the holders thereof (which Ordinary Shares shall also be deemed to represent Right Certificates) or, in the case of certificated shares, the certificates for Ordinary Shares of the Company registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (ii) the right to receive Right Certificates will be transferable only in connection with the transfer of Ordinary Shares of the Company. As soon as practicable after the Issuance Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Ordinary Shares of the Company as of the Close of Business on the Issuance Date, at the address of such holder shown on the records of the Company or the transfer agent or registrar for the Ordinary Shares of the Company, a Right Certificate, in substantially the form of Exhibit A hereto (a “Right Certificate”), evidencing one Right for each Ordinary Share so held; provided, however, that notwithstanding anything to the contrary herein, the Company may choose to use book-entry in lieu of physical certificates, in which case “Right Certificates” shall be deemed to mean the uncertificated book-entry representing the related Rights. As of and after the Issuance Date, the Rights will be evidenced solely by such Right Certificates. In addition, in connection with the issuance or sale of Ordinary Shares following the Issuance Date and prior to the earlier of the Redemption Date and the Final Expiration Date, the Company (1) shall, with respect to Ordinary Shares so issued or sold pursuant to the exercise of share options, the settlement of restricted share units or under any employee benefit plan or arrangement, granted or awarded as of the Issuance Date, or upon the exercise, conversion or exchange of securities hereinafter issued by the Company (except as may otherwise be provided in the instrument(s) governing such securities), and (2) may, in any other case, if deemed necessary or appropriate by the Board of Directors, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (x) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (y) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Triggering Date, the Issuance Date, the Redemption Date and/or the Final Expiration Date and, if such notification is given orally, the Company shall confirm the same in writing on or prior to the Business Day next following. Until such written notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that none of the Issuance Date, the Redemption Date or the Final Expiration Date has occurred. For the avoidance of doubt, nothing in this Agreement shall obligate the Company to issue certificates in respect of any Ordinary Shares of the Company.

(b) On the Record Date, or as soon as practicable thereafter, the Company will send (directly, or at the expense of the Company, upon the written request of the Company and after the Company provides all necessary information and documents, through the Rights Agent or the Company’s transfer agent for the Ordinary Shares) a copy of a Summary of Rights to Purchase Ordinary Shares, in substantially the form of Exhibit B hereto (the “Summary of Rights”), by first-class, postage-prepaid mail, to each record holder of Ordinary Shares as of the Close of Business on the Record Date (other than any Acquiring Person or any Associate or Affiliate thereof), at the address of such holder shown on the records of the Company or the transfer agent or registrar for the Ordinary Shares of the Company. At any time following the Record Date, the Company will send a copy of the Summary of Rights, by first-class, postage-prepaid mail, to any record holder of Ordinary Shares who requests in writing a copy of the Summary of Rights, at the address of such holder shown on the records of the Company or the transfer agent or registrar for the Ordinary Shares of the Company. With respect to certificates for Ordinary Shares of the Company or book-entry Ordinary Shares of the Company, in each case outstanding as of the Record Date, until the Issuance Date, the Rights will be evidenced by the balances indicated in the book-entry account system of the transfer agent for the Ordinary Shares or, in the case of certificated shares, such certificates registered in the names of the holders thereof together with a copy of the Summary of Rights attached thereto. Until the Issuance Date (or the earlier of the Redemption Date or the Final Expiration Date), the surrender for transfer of any certificate for Ordinary Shares of the Company or the transfer of any book-entry Ordinary Shares of the Company, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Ordinary Shares of the Company represented thereby.

(c) Rights that shall have been issued in respect of Ordinary Shares issued (or delivered from the Company’s treasury) after the Record Date but prior to the earliest of the Issuance Date, the Redemption Date and the Final Expiration Date shall be evidenced by the following legends:

i. Confirmation and account statements sent to holders of Ordinary Shares in book-entry form (which Ordinary Shares shall also be deemed to represent the Rights Certificate) bear a legend in substantially the following form:

The ordinary shares, of no par value, of SciSparc Ltd. (the “Company”) entitle the holder thereof to certain rights as set forth in a Rights Agreement between the Company and VStock Transfer, LLC, dated as of November 28, 2023, as it may be amended from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights (as defined in the Rights Agreement) will be evidenced by separate certificates and will no longer be evidenced by the shares to which this statement relates. The Company will mail (or cause the Rights Agent to mail) to the holder of shares to which this statement relates a copy of the Rights Agreement without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights beneficially owned by any Person (as defined in the Rights Agreement) who becomes an Acquiring Person or any Associate or Affiliate thereof (as such terms are defined in the Rights Agreement) may be null and void. The Rights shall not be exercisable, and shall be void so long as held, by a holder in any jurisdiction where the requisite qualification for the issuance to such holder, or the exercise by such holder of the Rights in such jurisdiction, shall not have been obtained or be obtainable.

With respect to Ordinary Shares in book-entry form for which there has been sent a confirmation or account statement containing the foregoing legend, until the earliest of the Issuance Date, the Redemption Date or the Final Expiration Date, the Rights associated with the Ordinary Shares shall be evidenced by such Ordinary Shares alone and registered holders of such Ordinary Shares shall also be the registered holders of the associated Rights, and the transfer of any of such Ordinary Shares shall also constitute the transfer of the Rights associated with such Ordinary Shares.

ii. In the case of certificated shares, certificates for Ordinary Shares which become outstanding (including, without limitation, reacquired Ordinary Shares referred to in the last sentence of this paragraph (c)) after the Record Date but prior to the earliest of the Issuance Date, the Redemption Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them a legend in substantially the following form:

This certificate also evidences and entitles the holder hereof to certain rights as set forth in an Agreement between SciSparc Ltd. (the “Company”) and VStock Transfer, LLC., as Rights Agent, dated as of November 28, 2023, as it may be amended from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights (as defined in the Rights Agreement) will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail (or cause the Rights Agent to mail) to the holder of this certificate a copy of the Agreement without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights beneficially owned by any Person (as defined in the Rights Agreement) who becomes an Acquiring Person, or any Associate or Affiliate thereof (as such terms are defined in the Agreement) may be null and void. The Rights shall not be exercisable, and shall be void so long as held, by a holder in any jurisdiction where the requisite qualification for the issuance to such holder, or the exercise by such holder of the Rights in such jurisdiction, shall not have been obtained or be obtainable.

With respect to such certificates containing the foregoing legend, until the earliest of the Issuance Date, the Redemption Date or the Final Expiration Date, the Rights associated with the Ordinary Shares of the Company represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Ordinary Shares of the Company represented thereby. In the event that the Company purchases or acquires any Ordinary Shares of the Company after the Record Date but prior to the earlier of the Redemption Date and the Final Expiration Date, any Rights associated with such Ordinary Shares of the Company shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with the Ordinary Shares of the Company which are no longer outstanding. Notwithstanding this Section 3(c), the omission of a legend shall not affect the enforceability of any part of this Agreement or the rights of any holder of the Rights.

4.	Form of Right Certificates.

The Right Certificates (and the forms of election to purchase Ordinary Shares and of assignment to be printed on the reverse thereof) shall be substantially the same as Exhibit A hereto, and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any applicable rule or regulation made pursuant thereto or with any applicable rule or regulation of any stock exchange, trading market or automated quotation system on which the Right Certificates may from time to time be listed, or to conform to customary usage. Subject to the provisions of Section 22 hereof, the Right Certificates shall be dated as of the Record Date and on their face shall entitle the holders thereof to purchase one (1) Ordinary Share at the price of $0.001 per share (the “Purchase Price”), but the number of such Ordinary Shares and the Purchase Price shall be subject to adjustment as provided herein.

5.	Countersignature and Registration.

The Right Certificates shall be executed on behalf of the Company by its Chairman of the Board of Directors, its Chief Executive Officer, either manually or by facsimile signature or other electronic signature, shall have affixed thereto the Company’s seal or a facsimile thereof, and shall be attested by the Chief Financial Officer of the Company, either manually or by facsimile signature or other electronic signature. The Right Certificates shall be countersigned by the Rights Agent, either manually or by facsimile signature or other electronic signature, and shall not be valid for any purpose unless countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the individual who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any individual who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Agreement any such individual was not such an officer.

Following the Issuance Date, the Rights Agent will keep or cause to be kept, at its principal office, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates and the date of each of the Right Certificates.

6.	Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates.

Subject to the provisions of Section 14 hereof, at any time after the Close of Business on the Issuance Date, and at or prior to the Close of Business on the earlier of the Redemption Date or the Final Expiration Date, any Right Certificate or Right Certificates (other than Right Certificates representing Rights that have become null and void pursuant to Section 11(a)(ii) hereof or that have been exchanged pursuant to Section 24 hereof) may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates entitling the registered holder to purchase a like number of Ordinary Share as the Right Certificate or Right Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate or Right Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender, together with any required form of assignment and certificate duly executed and properly completed, the Right Certificate or Right Certificates to be transferred, split up, combined or exchanged at the principal office of the Rights Agent, accompanied by a signature guarantee and such other documentation as the Rights Agent may reasonably request. The Right Certificates are transferrable only on the registry books of the Rights Agent. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Right Certificate until the registered holder shall have properly completed and duly executed the certificate contained in the form of assignment on the reverse side of such Right Certificate, shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof and of the Rights evidenced thereby and the Affiliates and Associates of such Beneficial Owner (or former Beneficial Owner) thereof as the Company or the Rights Agent shall reasonably request and paid a sum sufficient to cover any tax or charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates as required hereunder. Thereupon, the Rights Agent shall countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates. The Rights Agent shall promptly forward any such sum collected by it to the Company or to such Persons as the Company shall specify by written notice.

Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company’s request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will make and deliver a new Right Certificate of like tenor to the Rights Agent for delivery to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

7.	Exercise of Rights; Purchase Price; Expiration Date of Rights.

(a) The registered holder of any Right Certificate (other than an Acquiring Person or any Affiliate or Associate thereof) may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Issuance Date and prior to the earlier of the Final Expiration Date and the Redemption Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly completed and duly executed, to the Rights Agent at the principal office of the Rights Agent designated for such purpose, accompanied by a signature guarantee and such other documentation as the Rights Agent may reasonably request, together with payment of the Purchase Price for each Ordinary Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on November 27, 2024 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), and (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

(b) The Purchase Price for each Ordinary Share purchasable pursuant to the exercise of a Right shall initially be $0.001 per share and shall be subject to adjustment from time to time as provided in Section 11 or 13 hereof, and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

(c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase properly completed and duly executed, accompanied by payment of the aggregate Purchase Price for the shares to be purchased and an amount equal to any applicable transfer tax required to be paid by the holder of such Right Certificate in accordance with Section 9 hereof by cash or by certified check, cashier’s check or money order payable to the order of the Company, the Rights Agent shall thereupon promptly (i) cause the (A) requisition from any transfer agent of the Ordinary Shares (or from the Company if there shall be no such transfer agent, or make available if the Rights Agent is the Transfer Agent) certificates for such number of Ordinary Shares to be purchased and the Company hereby irrevocably authorizes any such transfer agent to comply with all such requests, or (B) requisition from the depositary agent depositary receipts representing such number of Ordinary Share as are to be purchased (in which case certificates for the Ordinary Shares represented by such receipts shall be deposited by the transfer agent of the Ordinary Shares with such depositary agent) and the Company hereby directs such depositary agent to comply with such request; (ii) when appropriate (and to the extent applicable), cause the requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14 hereof; (iii) promptly after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated in writing by such holder; and (iv) when appropriate (and to the extent applicable), after receipt, promptly deliver such cash to or upon the order of the registered holder of such Right Certificate. In the event that the Company is obligated to issue securities of the Company other than Ordinary Shares of the Company pursuant to Section 11(a) hereof, the Company will make all arrangements necessary so that such other securities are available for distribution by the Rights Agent, and shall provide written notice thereof to the Rights Agent.

(d) Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder of Rights or other securities upon the occurrence of any purported transfer or exercise as set forth in Section 6 hereof or this Section 7 unless such registered holder shall have (i) properly completed and duly executed the certification following the appropriate form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such transfer or exercise, (ii) tendered the Purchase Price (and an amount equal to any applicable transfer tax required to be paid by the holder of such Right Certificate in accordance with Section 9) to the Company in the manner set forth in Section 7(c), and (iii) provided such additional evidence of the identity of the beneficial owner (or former beneficial owner) or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request.

(e) In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent to the registered holder of such Right Certificate or to such holder’s duly authorized assigns, subject to the provisions of Section 14 hereof.

8.	Cancellation and Destruction of Right Certificates.

All Right Certificates surrendered for the purpose of, and accepted for, exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents (other than the Rights Agent), be delivered to the Rights Agent for cancellation or in cancelled form, or, if delivered or surrendered to the Rights Agent, shall be cancelled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all cancelled Right Certificates to the Company, or shall, at the written request of the Company, destroy such cancelled Right Certificates, and, in such case, shall deliver a certificate of destruction thereof to the Company.

9.	Availability of Ordinary Shares.

(a) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Ordinary Shares or any Ordinary Shares held in it as dormant shares, the number of Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Rights in accordance with Section 7 hereof.

(b) If the Company is required to file a registration statement pursuant to the Securities Act of 1933, as amended (the “Act”), the Company shall use its reasonable commercial efforts to (i) file, as soon as practicable following the Issuance Date, or as soon as is required by law following thereafter, as the case may be, a registration statement under the Act, with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as practicable after such filing, and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for such securities, and (B) the date of the expiration of the Rights. The Company will also take such action as may be appropriate, and commercially reasonable, under, or to ensure compliance with, the securities or “blue sky” laws of the various states in connection with the exercisability of the Rights. The Company may temporarily suspend, for a period of time not to exceed 180 days after the date set forth in clause (i) of the first sentence of this Section 9(b), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction unless the requisite qualification in such jurisdiction shall have been obtained.

(c) The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Ordinary Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Ordinary Shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares.

(d) The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Ordinary Shares upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Right Certificates to a Person other than, or the issuance or delivery of certificates or depositary receipts or entries in the book-entry account system of the transfer agent for the Ordinary Shares in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or to issue or to deliver any certificates for Ordinary Shares or depositary receipts or entries in the book-entry account system of the transfer agent for Ordinary Shares upon the exercise of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company’s satisfaction that no such tax is due.

10.	Ordinary Shares Record Date.

Each Person in whose name any certificate or entry in the book-entry account system of the transfer agent for Ordinary Shares are issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Ordinary Shares represented thereby on, and such certificate or entry in the book-entry account system of the transfer agent shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made; provided, however, that, if the date of such surrender and payment is a date upon which the Ordinary Shares transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate or entry in the book-entry account system of the transfer agent shall be dated, the next succeeding Business Day on which the Ordinary Shares transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Right Certificate shall not be entitled to any rights of a shareholder of the Company with respect to shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

11.	Adjustment of Purchase Price, Number of Shares or Number of Rights.

The Purchase Price, the number of Ordinary Shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

(a)

i. In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Ordinary Shares payable in Ordinary Shares, (B) subdivide the outstanding Ordinary Shares, (C) combine the outstanding Ordinary Shares into a smaller number of Ordinary Shares or (D) issue any shares of its share capital in a reclassification of the Ordinary Shares (including any such reclassification in connection with a share exchange, consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of share capital issuable on such date (assuming that such Rights were then exercisable), may be proportionately adjusted in a manner determined by the Board of Directors; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value, if any, of the share capital of the Company issuable upon exercise of one Right and provided further, that in no event shall the Company be required to issue fractional Ordinary Shares of the Company or make any payments in cash in lieu of issuing such fractional Ordinary Shares of the Company.

ii. Subject to Section 24 hereof, upon and after the Issuance Date and until the earlier of the Redemption Date and the Final Expiration Date, each holder of a Right, other than any Acquiring Person(or any Associate or Affiliate thereof), shall have a right, upon exercise thereof at a price equal to the then current Purchase Price, to receive one (1) Ordinary Share of the Company for each Ordinary Share of the Company then beneficially owned by such Person, as may be adjusted pursuant to this Section 11 and Section 13 hereof.

From and after the occurrence of such event, any Rights that are or were acquired or beneficially owned by any Acquiring Person (or any Associate or Affiliate of such Acquiring Person) shall be null and void without any further action, and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement or otherwise. Neither the Company nor the Rights Agent shall have liability to any holder of Right Certificates or other Person as a result of the Company’s or the Rights Agent’s failure to make any determinations with respect to an Acquiring Person or its Affiliates, Associates or transferees hereunder. No Right Certificate shall be issued pursuant to Section 3 hereof that represents Rights beneficially owned by an Acquiring Person or Affiliate or Associate thereof whose Rights would be void pursuant to the preceding sentence; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person or any Affiliate or Associate thereof whose Rights would be void pursuant to the preceding sentence or to any nominee of such Person or with respect to any Ordinary Shares otherwise deemed to be Beneficially Owned by any of the foregoing; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person or any Affiliate or Associate thereof whose Rights would be void pursuant to the preceding sentence shall be cancelled. The Company shall give the Rights Agent written notice of the identity of any such Acquiring Person or any Associate or Affiliate thereof, or the nominee of any of the foregoing, and the Rights Agent may rely on such written notice in carrying out its duties under this Agreement and shall be deemed not to have any knowledge of the identity of any such Person, unless and until it shall have received such written notice.

iii. In the event that there shall not be sufficient Ordinary Shares issued but not outstanding or authorized but unissued to permit the exercise in full of the Rights in accordance with subparagraph (ii) above, the Company shall take commercially reasonable efforts to authorize additional Ordinary Shares for issuance upon exercise of the Rights.

(b) All calculations under this Section 11 shall be made to the nearest cent or to the nearest one one-millionth of an Ordinary Share or one ten-thousandth of any other share or security as the case may be. Any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which may result in such adjustment or (ii) the date of the Final Expiration Date.

(c) If, as a result of an adjustment made pursuant to Section 11(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any share capital of the Company other than Ordinary Shares, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Ordinary Shares contained in Section 11(a) and (b) hereof, inclusive, and the provisions of Sections 7, 9, 10 and 13 hereof with respect to the Ordinary Shares shall apply on like terms to any such other shares.

(d) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number Ordinary Share purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(e) The Company may elect, in lieu of an adjustment to the Purchase Price or the Ordinary Shares of the Company issuable upon the exercise of a Right, to adjust the number of Rights in substitution for any adjustment in the number of Ordinary Shares purchasable upon the exercise of a Right in a manner determined by the Board of the Directors of the Company. The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, shall be at least 10 days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(e), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein, and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

(f) Irrespective of any adjustment or change in the Purchase Price or in the number of Ordinary Shares issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number of Ordinary Shares which were expressed in the initial Right Certificates issued hereunder.

(g) Before taking any action that would cause an adjustment reducing the Purchase Price below the then par value, if any, of the Ordinary Shares issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares at such adjusted Purchase Price.

(h) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuing to the holder of any Right exercised after such record date of the Ordinary Shares and other share capital or securities of the Company, if any, issuable upon such exercise over and above the Ordinary Shares and other shares capital or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(i) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it, in its sole discretion, shall determine to be advisable in order that any consolidation or subdivision of the Ordinary Shares, issuance wholly for cash of any Ordinary Shares at less than the current market price, issuance wholly for cash of Ordinary Shares or securities which by their terms are convertible into or exchangeable for Ordinary Shares, dividends on Ordinary Shares payable in Ordinary Shares or issuance of rights, options or warrants referred to in Section 11(b) hereof, hereafter made by the Company to holders of the Ordinary Shares shall not be taxable to such shareholders.

(j) All tax consequences under any applicable law which may arise from the grant of any Rights or the exercise thereof, the sale or disposition of any Ordinary Shares issued upon exercise of any Rights, or the assumption, substitution, cancellation, redemption or exchange of any Rights or from any other action in connection with the foregoing shall be borne and paid solely by the grantee of such Rights.

12.	Certificate of Adjusted Purchase Price or Number of Shares.

Whenever an adjustment is made as provided in Section 11 or 13 hereof, the Company shall promptly (a) prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) file with the Rights Agent and with each transfer agent for the Ordinary Shares and the Securities and Exchange Commission a copy of such certificate and (c) if such adjustment occurs at any time after the Issuance Date, mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 25 hereof.

13.	Consolidation, Merger or Sale or Transfer of Assets or Earning Power.

In the event, directly or indirectly, at any time after the Issuance Date, (a) the Company shall effect a share exchange, consolidate with, or merge with and into, any other Person, in each case where the Company is not the continuing or surviving corporation (b) any Person shall effect a share exchange, consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such share exchange, consolidation or merger and, in connection with such transaction, all or part of the Ordinary Shares shall be changed into or exchanged for shares or other securities of any other Person (or the Company) or cash or any other property , or (c) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries, then, and in each such case, proper provision shall be made so that (i) each holder of a Right (except as otherwise provided herein) shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then Purchase Price, in accordance with the terms of this Agreement and in lieu of Ordinary Shares, one (1) times the number of securities of such other Person to which each shareholder is entitled to for each of its Ordinary Shares of the Company (including the Company as successor thereto or as the surviving corporation); (ii) the issuer of such securities shall thereafter be liable for, and shall assume, by virtue of such share exchange, consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term “Company” shall thereafter be deemed to refer to such issuer; and (iv) such issuer shall take such steps (including, but not limited to, the reservation of a sufficient number of its securities in accordance with Section 9 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the securities thereafter deliverable upon the exercise of the Rights. The Company shall not consummate any such share exchange, consolidation, merger, sale or transfer unless, prior thereto, the Company and such issuer shall have executed and delivered to the Rights Agent a supplemental agreement so providing. The Company shall not enter into any transaction of the kind referred to in this Section 13 if at the time of such transaction there are any rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such transaction, would eliminate or substantially diminish the benefits intended to be afforded by the Rights. The provisions of this Section 13 shall similarly apply to successive mergers, share exchanges or consolidations or sales or other transfers.

14.	Fractional Rights and Fractional Shares.

(a) Notwithstanding anything to the contrary herein, the Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. If the Company elects not to issue such fractional Rights, the Company may pay, in lieu of such fractional Rights, to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on Nasdaq or, if the Rights are not listed or admitted to trading on Nasdaq, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by Nasdaq or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.

(b) Notwithstanding anything to the contrary herein, the Company shall not be required to issue fractions of Ordinary Shares upon exercise of the Rights or to distribute certificates or make any entries in the book-entry account system of the transfer agent that evidence fractional Ordinary Shares. If the Company elects not to issue such fractional Ordinary Shares, the Company may pay, in lieu of such fractional Ordinary Shares, to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Ordinary Share. For the purposes of this Section 14(b), the current market value of an Ordinary Share shall be the closing price of an Ordinary Share for the Trading Day immediately prior to the date of such exercise.

(c) The holder of a Right, by the acceptance of the Right, expressly waives such holder’s right to receive any fractional Rights, any fractional shares upon exercise of a Right or any cash payment in lieu of such fractional Rights or fractional shares.

15.	Rights of Action.

All rights of action in respect of this Agreement, excepting the rights of action vested in the Rights Agent pursuant to Section 18 hereof, are vested in the respective registered holders of the Right Certificates (and, prior to the Issuance Date, the registered holders of the Ordinary Shares); and any registered holder of any Right Certificate (or, prior to the Issuance Date, of the Ordinary Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Issuance Date, of the Ordinary Shares), may, in such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement, and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

16.	Agreement of Right Holders.

Every holder of a Right, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

(a) prior to the Issuance Date, the Rights will be evidenced by the balances indicated in the book-entry account system of the transfer agent for the Ordinary Shares registered in the names of the holders of the Ordinary Shares (which Ordinary Shares shall also be deemed to represent certificates for Rights) or, in the case of certificated shares, the certificates for the Ordinary Shares registered in the names of the holders of the Ordinary Shares (which certificates for shares of Ordinary Shares shall also constitute certificates for Rights) and each Right will be transferable only in connection with the transfer of Ordinary Shares;

(b) after the Issuance Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the principal office of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer;

(c) the Company and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior to the Issuance Date, the associated balance indicated in the book-entry account system of the transfer agent for the Ordinary Shares or, in the case of certificated shares, the associated Ordinary Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or the associated balance indicated in the book-entry account system of the transfer agent for the Ordinary Shares or, in the case of certificated shares, the associated Ordinary Shares certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary; and

(d) notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Company must use its reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

17.	Right Certificate Holder Not Deemed a Shareholder.

No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Ordinary Shares or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 25 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

18.	Concerning the Rights Agent.

The Company agrees to pay to the Rights Agent compensation as set forth in Schedule I hereto for all services rendered by it hereunder, and, from time to time, on demand of the Rights Agent, its reasonable an documented expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder, in each case subject to the terms set forth in Schedule I. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises.

The Rights Agent shall be protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with, its administration of this Agreement in reliance upon any Right Certificate or certificate for the Ordinary Shares or Ordinary Shares or any balance indicated in the book-entry account system of the transfer agent, or, for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons, or otherwise upon the advice of counsel as set forth in Section 20 hereof.

19.	Merger or Consolidation or Change of Name of Rights Agent.

Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may effect a share exchange, be consolidated, or otherwise combined, or any Person resulting from any merger, share exchange, consolidation or combination to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or corporate trust powers of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 21. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 19. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and, in all such cases, such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and, in all such cases, such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

20.	Duties of Rights Agent.

The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board of Directors, the Chief Executive Officer, or the Chief Financial Officer of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct.

(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right Certificate; nor shall it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 11(a)(ii) hereof) or any adjustment in the terms of the Rights (including any adjustment required under the provisions of Sections 11 or 13 or the manner, method or amount thereof) provided for in Section 3, 11, 13, 23 or 24 hereof, or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice that such change or adjustment is required); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Right Certificate or as to whether any Ordinary Shares will, when issued, be validly authorized and issued, fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board of Directors, the Chief Executive Officer, or the Chief Financial Officer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions.

(h) The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided that reasonable care was exercised in the selection and continued employment thereof.

21.	Change of Rights Agent.

The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and to each transfer agent of the Ordinary Shares or Ordinary Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice. The Company may remove the Rights Agent or any successor Rights Agent (with or without cause) upon 30 days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Ordinary Shares or Ordinary Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (which holder shall, with such notice, submit such holder’s Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or other entity organized and doing business under the laws of the United States or of the State of Delaware (or of any other state of the United States so long as such corporation or other entity is authorized to do business as a banking institution such other state), in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus, along with its Affiliates, of at least $50 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Ordinary Shares or Ordinary Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

22.	Issuance of New Right Certificates.

Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by the Board of Directors of the Company to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement.

23.	Redemption.

(a) The Board of Directors of the Company may, at its option, at any time prior to an Issuance Date, redeem all but not less than all the then outstanding Rights at no cost and without the delivery of any consideration in exchange for such redemption. The redemption of the Rights by the Board of Directors of the Company may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company, in its sole discretion, may establish.

(b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to paragraph (a) of this Section 23, and without any further action and without any notice, the right to exercise the Rights will terminate. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within 10 days after such action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Issuance Date, on the registry books of the transfer agent for the Ordinary Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof, and other than in connection with the purchase of Ordinary Shares prior to the Issuance Date.

24.	Exchange.

(a) The Board of Directors of the Company may, at its option, at any time after Issuance Date, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11(a)(ii) hereof) for Ordinary Shares at an exchange ratio of one (1) Ordinary Share per Right, appropriately adjusted to reflect any adjustment in the number of Rights (such exchange ratio being hereinafter referred to as the “Exchange Ratio”). Notwithstanding the foregoing, the Board of Directors of the Company shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit or share ownership plan of the Company or any such Subsidiary, or any entity holding Ordinary Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Ordinary Shares then outstanding. The exchange of Rights by the Board of Directors of the Company may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company in its sole discretion may establish. Without limiting the foregoing, in connection with effecting an exchange pursuant to this Section 24, the Board of Directors of the Company may direct the Company to enter into a trust agreement in such form and with such terms as the Board of Directors of the Company shall then approve and issue to the trust created by such trust agreement all or some (as designated by the Board of Directors of the Company) of the securities to be exchanged for the Rights pursuant to this Section 24, and all Persons entitled to receive such securities pursuant to the exchange shall be entitled to receive all or some (as designated by the Board of Directors of the Company) of such securities (and any dividends or distributions made thereon after the date on which such securities are deposited in the trust) from such trust and upon compliance with the relevant terms of the trust agreement.

(b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to paragraph (a) of this Section 24 (or at such later times as the Board of Directors of the Company may establish for the effectiveness of such exchange) and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Ordinary Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Ordinary Shares for Rights will be effected, and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 11(a)(ii) hereof) held by each holder of Rights.

(c) In the event that there shall not be sufficient Ordinary Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such action as may be necessary to authorize additional Ordinary Shares for issuance upon exchange of the Rights.

25.	Compliance with the Israeli Companies Law.

Nothing herein shall derogate from, or preclude, the Company’s Board of Directors’ rights and duties under the Israeli Companies Law or from exercising any such rights or duties.

26.	Notice of Certain Events.

(a) In case the Company shall, at any time after the Issuance Date, propose (i) to pay any dividend payable in shares of any class to the holders of the Ordinary Shares or to make any other distribution to the holders of the Ordinary Shares (other than a regular quarterly cash dividend), (ii) to offer to the holders of the Ordinary Shares rights or warrants to subscribe for or to purchase any additional Ordinary Shares or shares of any class or any other securities, rights or options, (iii) to effect any reclassification of the Ordinary Shares (other than a reclassification involving only the subdivision of outstanding Ordinary Shares), (iv) to effect any merger, share exchange, consolidation or other combination into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets, cash flow or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, (v) to effect the liquidation, dissolution or winding up of the Company, or (vi) to declare or pay any dividend on the Ordinary Shares payable in Ordinary Shares or to effect a subdivision, combination or consolidation of the Ordinary Shares (by reclassification or otherwise than by payment of dividends in Ordinary Shares), then, in each such case, the Company shall give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such share dividend, or distribution of rights or warrants, or the date on which such reclassification, consolidation, share exchange, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Ordinary Shares and/or Ordinary Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 10 days prior to the record date for determining holders of the Ordinary Shares for purposes of such action, and, in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Ordinary Shares, whichever shall be the earlier.

(b) In case the event set forth in Section 11(a)(ii) hereof shall occur, then the Company shall, as soon as practicable thereafter, give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of the occurrence of such event, which notice shall describe such event and the consequences of such event to holders of Rights under Section 11(a)(ii) hereof.

27.	Notices.

Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) or in the form of an email transmission (with receipt confirmed) as follows:

SciSparc Ltd.

20 Raul Wallenberg Street, Tower A

Tel Aviv, 6971916

Israel

Attention: Oz Adler, Chief Executive Officer

Email: oz@scisparc.com

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by overnight delivery service or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, New York 11598

Attention: Yoel Goldfeder, Esq.

Email: yoel@vstocktransfer.com

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by overnight delivery service or first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company or, if applicable, the transfer agent or registrar for the Ordinary Shares.

28.	Supplements and Amendments.

The Company may from time to time, and the Rights Agent shall, if directed by the Company, supplement or amend this Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that, from and after the Issuance Date, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights (other than an Acquiring Person or an Affiliate or Associate thereof). For the avoidance of doubt, the Company shall be entitled to adopt and implement such procedures and arrangements (including with third parties) as it may deem necessary or desirable to facilitate the exercise, exchange, trading, issuance or distribution of the Rights as contemplated hereby and to ensure that an Acquiring Person does not obtain the benefits thereof, and amendments in respect of the foregoing shall not be deemed to adversely affect the interests of the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 28, the Rights Agent shall execute such supplement or amendment.

29.	Successors.

All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

30.	Determinations and Actions by the Board of Directors, etc.

For all purposes of this Agreement, any calculation of the number of Ordinary Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Ordinary Shares of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act. The Board of Directors of the Company shall have the exclusive power, authority and discretion to administer this Agreement and to exercise all rights and powers specifically granted to such Board of Directors or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including, but not limited to, a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including all omissions with respect to the foregoing) which are done or made by the Board of Directors of the Company or the Company in good faith shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Right Certificates and all other parties, and (y) not subject the Board of Directors of the Company to any liability to the holders of the Rights and Right Certificates.

31.	Benefits of this Agreement.

Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Issuance Date, the Ordinary Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Issuance Date, the Ordinary Shares).

32.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

33.	Governing Law.

This Agreement, each Right and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Israel and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, other than with respect to the duties and rights of the Rights Agent under Sections 18-21 hereunder which shall be governed by and construed in accordance with the laws of the State of New York.

34.	Counterparts.

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

35.	Descriptive Headings; Interpretation.

Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Each reference in this Agreement to a period of time following or after a specified date or event shall be calculated without including such specified date or the day on which such specified event occurs.

36.	Force Majeure.

Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest. The Rights Agent shall provide the Company prompt notice as soon as practicable in the event that any such delay or failure in performance occurs and keep the Company apprised of developments and mitigation effort with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

SCISPARC LTD.

By:	/s/ Oz Adler
Name:	Oz Adler
Title:	Chief Executive Officer

VSTOCK TRANSFER, LLC

By:	/s/ Yoel Goldfeder
Name:	Yoel Goldfeder
Title:	Chief Executive Officer

Exhibit A

Form of Right Certificate

Certificate No. R-	______ Rights

NOT EXERCISABLE AFTER November 27, 2024 OR SUCH LATER DATE AS DETERMINED BY THE COMPANY’S BOARD OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS. THE RIGHTS ARE SUBJECT TO REDEMPTION AND TO EXCHANGE ON THE TERMS SET FORTH IN THE AGREEMENT.

Right Certificate

SCISPARC LTD.

This certifies that ________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Agreement, dated as of November 28, 2023 (the “Agreement”), between SciSparc Ltd., a company formed under the laws of the State of Israel (the “Company”), and VStock Transfer, LLC. (the “Rights Agent”), to purchase from the Company at any time after the Issuance Date (as such term is defined in the Agreement) and prior to 5:00 P.M., New York, New York time, on November 27, 2024 at the principal office of the Rights Agent, or at the office of its successor as Rights Agent, one (1) fully paid non-assessable Ordinary Share, no par value, of the Company (the “Ordinary Shares”), at a purchase price of $0.001 per one Ordinary Share (the “Purchase Price”), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of Ordinary Shares which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of December 8, 2023, based on the Ordinary Shares as constituted at such date. As provided in the Agreement, the Purchase Price and the number of Ordinary Shares which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

This Right Certificate is subject to all of the terms, provisions and conditions of the Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Agreement are on file at the principal executive offices of the Company and the offices of the Rights Agent.

This Right Certificate, with or without other Right Certificates, upon surrender at the principal office of the Rights Agent, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of Ordinary Shares as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Agreement, the Rights evidenced by this Right Certificate (i) may be redeemed by the Company in accordance with the terms of the Agreement or (ii) may be exchanged in whole or in part for Ordinary Shares.

No fractional Ordinary Shares will be issued upon the exercise of any Right or Rights evidenced hereby, and the Company does not undertake to make a cash payment in lieu thereof.

No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Ordinary Shares or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Agreement.

This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal. Dated as of ______, _____.

SCISPARC LTD.

By:

Name:

Title:

Form of Reverse Side of Right Certificate

FORM OF ASSIGNMENT

(To be executed by the registered holder if such
holder desires to transfer the Right Certificate.)

FOR VALUE RECEIVED ________________________________ hereby sells, assigns and transfers unto _______________________________________________________________________

(Please print name and address of transferee)

this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _________ Attorney, to transfer the within Right Certificate on the books of the within-named Company, with full power of substitution.

Dated: ___________________

Signature

Signature Guaranteed:

Signatures must be guaranteed by an eligible guarantor institution which is a participant in the Securities Transfer Agents Medallion Program (“STAMP”), the Nasdaq Medallion Signature Program (“MSP”), or the Stock Exchanges Medallion Program (“SEMP”), pursuant to Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended. Guarantees by a notary public are not acceptable.

The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not beneficially owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement).

Signature

Form of Reverse Side of Right Certificate – continued

FORM OF ELECTION TO PURCHASE

(To be executed if holder desires to exercise
Rights represented by the Right Certificate.)

To: SCISPARC LTD.

The undersigned hereby irrevocably elects to exercise ______ Rights represented by this Right Certificate to purchase the Ordinary Shares issuable upon the exercise of such Rights and requests that certificates for such Ordinary Shares be issued in the name of:

Please insert social security

or other identifying number

(Please print name and address)

If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:

Please insert social security

or other identifying number

(Please print name and address)

Dated: _______________________

Signature

Signature Guaranteed:

Signatures must be guaranteed by an eligible guarantor institution which is a participant in the Securities Transfer Agents Medallion Program (“STAMP”), the Nasdaq Medallion Signature Program (“MSP”), or the Stock Exchanges Medallion Program (“SEMP”), pursuant to Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended. Guarantees by a notary public are not acceptable.

The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not beneficially owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement).

Signature

NOTICE

The signature in the Form of Assignment or Form of Election to Purchase, as the case may be, must conform to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

In the event the certification set forth above in the Form of Assignment or the Form of Election to Purchase, as the case may be, is not completed, the Company and the Rights Agent will deem the beneficial owner of the Rights evidenced by this Right Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement) and such Assignment or Election to Purchase will not be honored.

Exhibit B

SUMMARY OF RIGHTS TO PURCHASE
ORDINARY SHARES

Introduction

On November 27, 2023, the Board of Directors (the “Board”) of our Company, SciSparc Ltd., a company formed under the laws of the State of Israel, declared the issuance of one special purchase right (a “Right”) for each outstanding ordinary share, no par value (the “Ordinary Shares”) and in connection therewith has entered into that certain Rights Agreement, dated as of November 28, 2023 (the “Rights Agreement”), by and between the Company and VStock Transfer, LLC., in its capacity as the Rights Agent (the “Rights Agent”).

Our Board has adopted this Rights plan to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 10% or more of our outstanding Ordinary Shares without the approval of our Board. The Rights Agreement should not interfere with any merger or other business combination approved by our Board.

For those interested in the specific terms of the Rights Agreement as made between our Company and the Rights Agent, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which has been furnished to the Securities and Exchange Commission as an exhibit to the report on Form 6-K dated November 28, 2023. A copy of the agreement is available free of charge from our Company.

The Rights. Our Board authorized the issuance of a Right with respect to each outstanding Ordinary Share on December 8, 2023 and with respect to each Ordinary Share that will become outstanding prior to the earlier of the expiration of the Rights or the redemption thereof. The Rights will initially trade with, and will be inseparable from, the corresponding Ordinary Share. The Rights are evidenced only by the balances indicated in the book-entry account system of the transfer agent for our Ordinary Shares or, in the case of certificated shares, the certificates that represent such Ordinary Shares. New Rights will accompany any new Ordinary Shares we issue after December 8, 2023 until the earliest of the Issuance Date described below, the Redemption Date and the Final Expiration Date.

Exercise Price. Each Right will allow its holder to purchase from our Company one (1) Ordinary Share, at a purchase price of $ 0.001 per one Ordinary Share, once the Rights become exercisable. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights. The number of Ordinary Shares into issued upon the exercise of a Right and the purchase price may be adjusted from time to time, as further detailed in the Rights Agreement.

Exercisability. The Rights will not be exercisable until the tenth day after the first date of public announcement or public disclosure by the Company or an Acquiring Person (as such term is defined in the Rights Agreement) that an Acquiring Person has become such, including as a result of such person becoming a “beneficial owner” (as such term is defined in the Rights Agreement) of 10% or more of the Ordinary Shares then outstanding (we refer to such date as the “Issuance Date”). The definition of the term beneficial owner in the Rights Agreement captures also circumstances that are beyond the definition of beneficial ownership under the Exchange Act.

If a person’s beneficial ownership of the then-outstanding Ordinary Shares as of the time of the public announcement of the rights plan is at or above 10%, that person or group’s then-existing ownership percentage would be grandfathered, but the Rights would become exercisable if at any time after such announcement, such person increases its ownership percentage by 0.5% or more, or following the date hereof such person’s beneficial ownership of Ordinary Shares of the Company as a percentage of the then-outstanding Ordinary Shares of the Company is reduced to an amount that is less than 10% and thereafter such person becomes an Acquiring Person.

Until the Issuance Date, the balances in the book-entry accounting system of the transfer agent for our Ordinary Shares or, in the case of certificated shares, Ordinary Shares certificates will also evidence the Rights, and any transfer of Ordinary Shares or, in the case of certificated shares, certificates for Ordinary Shares will constitute a transfer of Rights. After that date, the Rights will separate from the Ordinary Shares and be evidenced solely by Rights certificates that we will mail to all eligible holders of Ordinary Shares; provided, however, that the Company may choose to use book-entry in lieu of physical certificates. Any Rights held by an Acquiring Person or any Associate or Affiliate (as such terms are defined in the Rights Agreement) thereof are void and may not be exercised.

B-1

Consequences of a Person or Group Becoming an Acquiring Person.

●	Flip In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person or any Associate or Affiliate thereof may, for a purchase price of $0.001 per one Ordinary Share, purchase one (1) Ordinary Share.

●	Flip Over. If our Company is later acquired in a merger or similar transaction after the Issuance Date, all holders of Rights except the Acquiring Person or any Associate or Affiliate thereof may, for a purchase price of $0.001 per share, purchase one (1) times the number of shares of the acquiring corporation, that each shareholder of the Company is entitled for each Ordinary Shares.

Expiration. The Rights will expire on November 27, 2024.

Redemption. Our Board may redeem the Rights for no consideration at any time prior to such time that any person or group becomes an Acquiring Person. If our Board redeems any Rights, it must redeem all of the Rights.

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding Ordinary Shares, our Board may extinguish the Rights by exchanging one (1) Ordinary Share or an equivalent security for each Right, other than Rights held by the Acquiring Person.

Anti-Dilution Provisions. Our Board may adjust the purchase price of the Ordinary Shares, the number of Ordinary Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a share dividend, a share split, a reclassification of the Ordinary Shares.

Amendments. The terms of the Rights Agreement may be amended by our Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, our Board may not amend the Rights Agreement in a way that adversely affects holders of the Rights.

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